                                                                       EXHIBIT 1


                             STOCK SALE AGREEMENT



This Agreement is made by and between:


I.    As Sellers,

1. UTH BRAZIL SP, INC., a corporation with principal executive offices in Denver, State of Colorado, U.S.A., at 4643 South Ulster Street, herein represented by its attorney-in-fact, Manoel Joaquim Pereira dos Santos, hereinafter referred to individually as UIH SP; and

2. UNITED INTERNATIONAL PROPERTIES, INC., a corporation with principal executive offices in Denver, State of Colorado, U.S.A., at 4643 South Ulster Street, herein represented by attorney-in-fact, Manoel Joaquim Pereira dos Santos, hereinafter referred to individually as UIH; and

II.   As Buyers,

3. PREFERENTIAL HOLDINGS LIMITED, a Company registered in Tortola, British Virgin Islands, whose registered office is situated at PO Box 3340, Road Town, Tortola, British Virgin Islands, herein represented by its attorneys-in-fact, Roberto Pinheiro da Silva, Brazilian citizen, married, accountant, holder of CIRG no. 04140327-0 and CIC/MF 455.608.207-25, domicilied at Av. Afranio de Melo Franco, 135, Rio de Janeiro, State of Rio de Janeiro, Brazil, Marcos da Cunha Carneiro, Brazilian citzen, married, economist, holder of CIRG no. 04.831.135-1/IFP and CIC/MF 663.964.337-53, domicilied at Av. Afranio de Melo Franco, 135, Rio de Janeiro, State of Rio de Janerio, Brazil hereinafter referred to individually as PREFERENTIAL; and

4. ANTONIO VICENTE AUSTREGESILO DE ATHAYDE, a Brazilian citizen, married, engineer, residing and domiciled in Sao Paulo, State of Sao Paulo, Brazil, at Rua Rubens Margliano, 186, holder of CIRG no. 1,914,622-4, and of CIC/MF no. 180,022,007-30, hereinafter referred to individually as ATHAYDE, and


III.  As Guarantor,

5. UBSP TECNOLOGIA LTDA., a Brazilian limited liability quota company with head offices in Sao Paulo, State of Sao Paulo, Brazil, at Rua Bandeira Paulista, 716 - 11th floor - suite 113, herein represented by its new Managing Director Roberto Pinheiro da Silva, Brazilian citizen, married, accountant, holder of CIRG no. 04140327-0 and CIC/MF 455.608.207-25, domiciled at Av. Afranio de Melo Franco, 135, Rio de Janeiro, State of Rio de Janerio, Brazil, hereinafter referred to sometimes as UBSP; and

IV.  As Consenting Parties,

6. BLANTON CORPORATION SOCIEDAD ANONIMA, an Uruguayan company with principal offices in Montevideo, Uruguay, at Convencion 1343-Piso 9, herein represented by its attorney-in-fact, Arthur Rotenberg, Brazilian citizen, married, lawyer, holder of CIRG no. 5.130.140 and CIC/MF no.029.398.998-27, hereinafter referred to individually as BLANTON;

7. SISON PARTICIPACOES E. EMPREENDIMENTOS LTDA., a Brazilian limited liability quota company, with head offices in Porto Alegre, State of Rio Grande do Sul, Brazil, at Avenida Erico Verissimo, 400, registered with the
     Brazilian Taxpayer Registry (CGC/MF) under no. 93.135.606/0001-15, herein represented by its attorney in fact Roberto Pinheiro da Silva (above qualified), hereinafter referred to individually as SISON; and

8. NET BRASIL S.A., a Brazilian corporation, with head offices in Sao Paulo, State of Sao Paulo, Brazil, at Avenida Miruna, 168, registered with the Brazilian Taxpayer Registry (CGC/MF) under no.71.783.393/0001-03, herein represented by its attorneys in fact, Antonio Vicente Austregesilo de Athayde and Roberto Pinheiro da Silva, hereinafter referred to individually as Net Brasil;

9. CABODINAMICA TV CABO SAO PAULO S/A., a Brazilian corporation with head offices in this Capital City, at Av. Eusebio Matoso, 1.375, registered with the Brazilian Taxpayer Registry (CGC/MF) under no. 65.516.154/0001-02, herein represented by its Directors, Marcio Augusto Romeiro da Roza, Brazilian citizen, married, manager, holder of CIRG no. 02321129-5 and CIC/MF no. 181.107.207-06, domicilied at Rua Sanharo, 626, in Sao Paulo, State of Sao Paulo, Brazil, and Joao Roberto Brito, Brazilian citizen, married, manager, holder of CIRG no. 801.579.8146 and CIC/MF no. 381.908.850-49, domicilied at Av. Dr. Guilherme Dumondt Villares, 2000, ap. 52, in Sao Paulo, State of Sao Paulo, Brazil, hereinafter referred to individually as NET SAO PAULO;

10. ZENIT REALTY IMOVEIS S.A., a Brazilian Corporation, with head offices in Rio de Janeiro, State of Rio de Janeiro, Brazil, at Av. Presidente Wilson, 231, 2nd floor-part, registered with the Brazilian Taxpayer Registry (CGC/MF) under no.72.051.675/0001-70, herein represented by its attorneys in fact, Roberto Pinheiro da Silva and Marcos da Cunha Carneiro, (both above qualified), hereinafter referred to individually as ZENIT; and

11. GLOBO CABO S.A., a Brazilian corporation with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, registered with the Brazillian Taxpayer Registry (CGC/MF) under no. 00.065.376/0001-84, herein represented by its attorneys in fact, Antonio Vicente Austregesilo de Athayde and Roberto Pinheiro da Silva, (both above qualified), hereinafter referred to as GLOBOCABO

V.   As Assignor.

12. UIH BRAZIL, INC., a company with main offices in Denver, State of Colorado, USA, at 4643 South Ulster Street, hereinafter referred to individually as UIH BRAZIL.

WHEREAS, UIH and UIH SP are the only quotaholders of UBSP and the total corporate capital of UBSP is of R$ 11,283,044.00 (eleven million two hundred eighty three thousand and fourty four reais), divided into 11,283,044 quotas (hereinafter referred to as the Quotas) in the par value of R$ 1.00 (one real) each, all of which are free and clear of any burdens, liens or encumbrances of any kind;

WHEREAS, UBSP holds 304,033 common shares (hereinafter referred to as the Shares), representing 34% of the total capital stock of NET SAO PAULO, free and clear of any burdens, liens or encumbrances of any kind, except that the Shares are subject to a certain Shareholders' Agreement, as described below;

WHEREAS, UBSP was created as a result of a spin-off of UIH do Brasil Tecnologia Ltda. (hereinafter referred to as UIH do Brasil), a Brazilian limited liability company with head offices in Sao Paulo, State of Sao Paulo, Brazil, at Rua Bandeira Paulista, 716-11th floor - suite 111, registered with the Brazilian Paxpayer Registry (CGC/MF) under no. 71.732.556/0001-10, and UBSP is a successor of UIH do Brasil in all rights and obligations previously held by UIH do Brasil with respect to the Shares;

WHEREAS, UBSP, as a successor to UIH do Brasil, GLOBOCABO, BLANTON, SISON, ZENIT, and the Board members of NET SAO PAULO are the only shareholders of NET SAO PAULO and UIH do Brasil, GLOBOCABO, BLANTON, SISON, and ZENIT have signed a Shareholders' Agreement dated as of April 20, 1993, as amended as of October 6, 1993 (hereinafter referred to as the Shareholders' Agreement);

WHEREAS, UIH and UIH SP have agreed to sell to BUYERS and BUYERS have agreed to buy from UIH and UIH SP all of the equity interest held by UIH and UIH SP in UBSP, which equity interest is represented by the Quotas;


The parties mutually agree and undertake to abide by and to make that their successors or assignees abide by the following:


CLAUSE I

UIH SP and UIH hereby promise to assign and transfer to BUYERS the Quotas, fully paid-in, in the aggregate par value of R$ 11,283,044.00 (eleven million two hundred eighty three thousand and fourty four reais), representing 100% (one hundred percent) of UBSP's corporate capital, free and clear of any burdens, liens or encumbrances of any kind. BUYERS hereby promise to acquire from UIH and UIH SP all of the Quotas, subject to the terms and conditions of this Agreement, as follows: (i) UIH SP will sell all of its Quotas to PREFERENTIAL and (ii) UIH will sell its quota to ATHAYDE.


CLAUSE II

BUYERS hereby agree to pay to SELLERS, for the purchase of the Quotas, the amount of US$ 78,098,110.00 (seventy eight million ninety eight thousand one hundred and ten United States dollars) as follows: (i) US$ 78,098,103 (seventy eight million ninety eight thousand one hundred and three United States dollars) shall be paid to UIH SP by PREFERENTIAL for the purchase of 11,283,044 quotas out of the Quotas and (ii) US$ 7.00 (seven United States dollars) shall be paid to UIH by ATHAYDE for the purchase of one quota out of the Quotas. All payments hereunder shall be made free and clear of any deductions, setoffs or withholdings, in funds promptly available to UIH and UIH SP in USA.


CLAUSE III


The total purchase price provided in Clause II hereof shall be paid by BUYERS to SELLERS as follows:


(a) an initial payment in the amount of US$ 43,098,110.00 (fourty three million ninety eight thousand one hundred and ten United States dollars) is to be paid as follows, subject to the provisions of Clause IV hereof in case of late payment: (i) US$ 43,098,103.00 (fourty three million, ninety eight thousand, one hundred and three United States dollars) will be paid to UIH SP by PREFERENTIAL and (ii) US$ 7.00(seven United States dollars) will be paid to UIH by ATHAYDE up to August 7, 1996 by means of a wire transfer as follows: [Sellers Bank Account]; and

(b) the balance of the total Purchase Price, in the amount of US$ 35,000,000.00 (thirty five million United States dollars) will be paid to UIH SP in one single installment within one year as of the date of the signature of this agreement, PREFERENTIAL may pay this installment at any time before its mature date, observed the Section VI hereof,


In consideration of the purchase and sale contemplated hereunder and as a condition to such transaction, the parties also agree to the following:

       (i) UIH do Brasil, UIH SP, UIH and affiliated companies will have the right to purchase programming from NET BRASIL and its affiliated companies, including, but not limited to, those packaged and produced by Globosat. The terms and conditions of this provisions will be consistent with NET BRASIL's normal commercialization practices be it through the NET BRASIL franchising agreements or strict programming sale at the choice of either UIH do Brasil, UIH SP, UIH or their affiliated companies for those operations where UIH do Brasil, UIH SP, UIH or affiliated companies have invested and will invest in the future;

       (ii) UIH do Brasil will retain its current ownership of 46.25% in TV Cabo e Comunicacoes de Jundiai S.A. (the "Net Jundiai"), a Brazilian corporation with head offices in the City of Jundiai, State of Sao Paulo, at Rua Antonio Maximiliano de Almeida, 537, registered with the Brazilian Taxpayer Registry (CGC/MF) under no. 62.059.084/0001-96 and GLOBO CABO S.A. (GLOBOCABO) will support UIH do Brasil in its suggestions of key executives for Net Jundiai in the future; and

    (iii) Neither GLOBOCABO nor an affiliate of GLOBOCABO will compete with TV Show Brasil S.A. in Fortaleza, State of Ceara, through investments in the CATV or MMDS business in that market.



(c) NET BRASIL, GLOBOCABO, BLANTON, SISON, and ZENIT hereby give UIH, UIH SP, UBSP and UIH do Brasil full release for any and all capital contributions due to NET SAO PAULO by any of them on behalf of UBSP and/or UIH do Brasil;


CLAUSE IV


The installment contemplated in Clause III(b) hereof shall bear interest at the rate of 12% (twelve percent) per year to be computed on a pro rata basis from the date of this Agreement until actual payment of the installment contemplated in Clause III(b) is fully made. Payments in arrears will also be subject to a penalty equivalent to 10% (ten percent) of the overdue amount. The accrued interest shall be paid monthly to UIH SP until the installment contemplated in
Section III(b) is paid in full.


CLAUSE V


If the interest is not paid by PREFERENTIAL on its maturity date and remains unpaid for a period in excess of thirty days from the maturity date, then UIH SP shall be entitled to declare the acceleration of the maturity date of the installment contemplated in Clause III(b), irrespective of any judicial or out-of-court notice, and such installment shall then become immediately due and payable after expiration of the 30-day period referred to above.


CLAUSE VI


PREFERENTIAL, hereby delivers to UIH SP a Promissory Note in favor of UIH SP, in the amount of U$ 35,000,000.00 (thirty five million United States dollars), due on August 5, 1997, representing the installment contemplated in Clause III(b), duly guaranteed by Globo Comunicacoes e Participacoes Ltda. - GLOBOPAR, a Brazilian corporation with head offices in the City of Rio de Janeiro, State of Rio de Janeiro, at Av. Afranio de Melo Franco, 135, registered with the Brazilian Taxpayer Registry (CGC/MF) under no. 27.865.757/0001-02. The Promissory Note will be treated as a negotiable instrument keeping all its characteristics including its assignability and endorsability by the UIH SP.
In case UIH SP assigns the Promissory Note to a third party using a rate lower than the 12% (twelve per cent) per year, this rate should be applied upon the assignment to the amounts due by PREFERENTIAL. PREFERENTIAL should be informed within 30 (thirty) days after any assignment.

CLAUSE VII

NET BRASIL, GLOBOCABO, BLANTON, SISON, and Zenit hereby expressly and irrevocably waive any right of first refusal which NET BRASIL, GLOBOCABO, BLANTON, SISON and/or ZENIT might have for acquisition of a pro rata portion of the Shares and/or of the Quotas, pursuant to the terms of the Shareholders' Agreement, and hereby expressly and irrevocably consent to the purchase and sale transaction hereunder.

CLAUSE VIII

PREFERENTIAL shall be solely responsible for timely applying for and obtaining any and all governmental licenses, approvals and registrations required in connection with the transactions contemplated under this Agreement and shall bear any and all risks, costs and expenses related thereto. The parties agree to cooperate in signing the documents necessary to obtain such licenses, approvals and registrations, as necessary. The parties agree that the transactions contemplated hereunder are not conditional to PREFERENTIAL's obtaining such licenses, approvals or registrations.

CLAUSE IX

The SELLERS and BUYERS are hereby signing the Second Amendment to the Articles of Incorporation of UBSP whereby: (i) SELLERS assign and transfer to BUYERS the Quotas, (ii) the headoffices of UBSP shall be moved to Avenida Miruna, 168 - 2nd. floor - part, in the city of Sao Paulo, State of Sao Paulo, Brazil, and
(iii) the management of UBSP shall be assigned to Roberto Pinheiro da Silva, above qualified. The Board members of NET SAO PAULO appointed by UIH and UIH SP through UBSP shall be replaced immediately effective as of August 5, 1996. The assignment of the Quotas to Buyers shall take place as soon as (i) PREFERENTIAL and/or NET SAO PAULO secure all required governmental licenses or approvals or
(ii) the purchase price is paid in full, whichever occurs last, as per the Third Amendment to the Articles of Incorporation of UBSP signed hereby by SELLERS and BUYERS.

CLAUSE X

As a result of the purchase and sale transaction contemplated hereunder, UIH BRAZIL hereby assigns and transfers to PREFERENTIAL all of UIH BRAZIL's right, title and interest in all credits arising out of the inter-company loans listed in Attachment A, including without limitation all interest and any other additional compensation related to such credits.

CLAUSE XI

As of the date of this Agreement and provided that the payments set forth in Clauses III and IV hereof are timely made by PREFERENTIAL, BUYERS are hereby vested with full powers to manage and run UBSP as well as to exercise on behalf of USBP all rights and privileges arising from the Shares. Likewise, BUYERS undertake to bear all costs, expenses and burdens associated with the management and operation of UBSP as of the date of this Agreement and, in connection, agree to provide NET SAO PAULO pursuant to the equity participation of each one with all funding and guaranties as necessary in order for NET SAO PAULO to meet its funding requirements as of June 1st, 1996. BUYERS agree to indemnify, defend and hold UIH and UIH SP harmless from all claims, damages, losses, costs and expenses arising from the management and/or operation of UBSP and/or NET SAO PAULO as of the date of this Agreement. This provision is applicable to all parties and their successors at any title.


CLAUSE XII

SELLERS agree to indemnify, defend and hold BUYERS harmless from all claims, damages, losses, costs and expenses arising from the management and/or operation of UBSP and UIH do BRASIL prior to the date of this Agreement. However, BUYERS acknowledge that SELLERS are not making any representations or warranties with respect to NET SAO PAULO and agree that BUYERS will have no recourse against SELLERS for any claims, damages, losses, costs or expenses arising from the management and/or operation of NET SAO PAULO prior to the date of this Agreement.


CLAUSE XIII

BUYERS agree to pay SELLERS, immediately upon demand but in no event later than five days after such demand, any claims, damages, losses, costs and expenses for which BUYERS are responsible under the terms of Clause XII hereof. SELLERS agree to pay to BUYERS, immediately upon demand but in no event later than five days after such demand, any claims, damages, losses, costs and expenses for which SELLERS are responsible under the terms of Clause XII hereof.


CLAUSE XIV

In order to guarantee full and prompt payment by PREFERENTIAL of the installment due UIH SP pursuant to Clause III(b) hereof, in the amount of US$ 35,000,000 (thirty five million United states dollars) and of the accrued interests due to UIH SP under the provisions of Clause IV hereof as well as penalty charges as set forth in Clause IV hereof, UBSP hereby pledges to UIH SP the Shares, representing today 25.5% of the capital stock of NET SAO PAULO. BUYERS and UBSP agree that the pledged shares must at all times represent at least 25.5% of the capital stock of NET SAO PAULO and, therefore, agree that any and all shares which are issued by NET SAO PAULO up to 25.5% of the capital stock of NET SAO PAULO shall be deemed included in the pledge.

hereunder so that all the pledged shares represent at all times 25.5% of the capital stock of NET SAO PAULO.


CLAUSE XV

BUYERS and UBSP agree that the pledge guaranty given by UBSP hereunder to UIH SP is subject to the provisions of Clause V hereof and, therefore, agree that a payment delay by PREFERENTIAL in excess of thirty days from the maturity date of the installment due under Clause III(b) hereof and the accrued interest will cause the automatic acceleration of the maturity date of the installment pursuant to the provisions of Clause V hereof. The pledge hereunder is recorded in the relevant corporate book of NET SAO PAULO and shall be deemed automatically released when the payment secured by the pledge is made in full according to the provisions of this Agreement, including Clauses III, IV and V hereof. If payment of any amount due by PREFERENTIAL is withheld pursuant to Clause XIII hereof, then the pledge hereunder will only be released when the dispute regarding the payment withheld is solved definitively.


CLAUSE XVI

UBSP shall keep all of its voting rights in NET SAO PAULO, including those relating to the pledged shares, during the term that the Shares are pledged to UIH SP hereunder.


CLAUSE XVII

Until the installment described in Clause III(b) hereof is paid in full, neither the control of UBSP nor the Shares can be sold or transferred by BUYERS or UBSP, as the case may be, without the prior written consent of UIH SP.



CLAUSE XVIII

Without prejudice to the other provisions of this Agreement, NET BRASIL, GLOBOCABO, BLANTON, SISON, NET SAO PAULO, and ZENIT give to UBSP (for itself and as a successor to UIH do Brasil) and UBSP (for itself and a successor to UIH do Brasil) give to BLANTON, SISON, NET SAO PAULO, and ZENIT forever full and irrevocable release for any claims, rights or obligations resulting from UBSP's (for itself and as a successor to UIH do Brasil) position as a shareholder of NET SAO PAULO, including with respect to UBSP's (for itself and as a successor to UIH do Brasil) rights and obligations under the existing Shareholders' Agreement.

CLAUSE XIX

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, USA, except as far as the pledge guaranty hereunder may be subject to the laws of the Federative Republic of Brazil. Any legal action or legal proceeding relating to this Agreement shall be instituted in any state or federal court in New York, State of New York. However, if UIH SP needs to enforce the pledge guaranty hereunder and/or any rights arising from such guaranty, the Courts of the city, municipality and county of Sao Paulo, State of Sao Paulo, Brazil, shall be the sole competent court for all judicial proceedings with respect to enforcement of such pledge guaranty.

CLAUSE XX

NET BRASIL, GLOBOCABO, BLANTON, SISON and ZENIT hereby expressly and irrevocably consent to the pledge guaranty given by UBSP under the terms of this Agreement. NET SAO PAULO is also executing this Agreement to declare its full knowledge of all the terms and conditions thereof as well as to express to consent to same as far as the provisions hereunder apply to NET SAO PAULO.

CLAUSE XXI

Each party will bear its own legal, accounting, tax and other fees and expenses incurred in connection with the transactions contemplated hereunder, except as otherwise set forth in Clause II hereof.

CLAUSE XXII

The rights and obligations hereunder shall be in force until all the transactions contemplated under this Agreement are satisfactorily completed. This Agreement is made on a non-revocable basis for all parties hereto. This provision is applicable to all parties hereof and their successors at any title.

CLAUSE XXIII

This Agreement may only be modified by a written document signed by all parties hereto.

And, being thus agreed and contracted, the parties sign this instrument in 12 (twelve) copies of equal test and effect, in the presence of the two undersigned witnesses.

                           Sao Paulo, August 5, 1996


                     /s/ Manoel Joaquim Pereira dos Santos
                              UIH BRAZIL SP, INC.


                     /s/ Manoel Joaquim Pereira dos Santos
                     UNITED INTERNATIONAL PROPERTIES, INC.


                         /s/ Marcos da Cunha Carneiro
                         /s/ Roberto Pinheiro da Silva
                         PREFERENTIAL HOLDINGS LIMITED


                  /s/ Antonio Vicente Austregesilo de Athayde
                    ANTONIO VICENTE AUSTREGESILO DE ATHAYDE


                         /s/ Roberto Pinheiro da Silva
                             UBSP TECNOLOGIA LTDA.


                         /s/ Stephen Carter Dougherty
                        UIH DO BRASIL TECHNOLOGIA LTDA.

                         /s/ Roberto Pinheiro da Silva
                  /s/ Antonio Vicente Austregesilo de Athayde
                                GLOBO CASO S.A.


                                  SISON S.A.


                         /s/ Roberto Pinheiro da Silva
                  /s/ Antonio Vicente Austregesilo de Athayde
                                NET BRASIL S.A.


                      /s/ Marcio Augusto Romeiro da Roza
                            /s/ Joao Alberto Brito
                      CABODINAMICA TV CABO SAO PAULO S.A.


                      /s/ Dante Raul Quinterno Schiaffino
                             /s/ Arthur Rotenberg
                     BLANTON CORPORATION SOCIEDAD ANONIMA


                         /s/ Roberto Pinheiro da Silva
                          SISON EMPREENDIMENTOS LTDA.


                         /s/ Roberto Pinheiro da Silva
                         /s/ Marcos da Cunha Carneiro
                         ZENIT REALTY IMOVEIS S/C S.A.


Witnesses:

1. /s/ Luis Carlos Barbosa                 /S/ Manoel Joaquim Pereira dos Santos
   -----------------------------------     UIH BRAZIL, INC


2. /s/ Antonio de Azevedo Dias Rebello
   -----------------------------------

                                                                    Attachment A

                                 UIH do Brasil
           Mutuos de 1995 com Cabodinamica Net Sao Paulo, celidos a
                               UIH Brazil, Inc.
                             em Setembro de 1995
                         Saldos em 31 de Julho de 1996



                                       R$                         USDollars
               ---------------------------------------------     -------------
                   Valor         Valor        Valor atuali-       Valor Hist.
                 Historico     Cessao de        zado por             US$
                    R$          Credito       Corr Monel/a/



                3,085,000.00   3,857,868.00    4,211,345.80       3,809,798.83
Totals         =============================================     =============



Obs: Saldos atualizados por CDI + 0.5% am ate a data de Cessao de Credito. Atualizacao congelade a partir de antao.